EXHIBIT 99.1



                                                            15730 North 83rd Way
OneSource                                                              Suite 104
  Technologies, Inc.                                        Scottsdale, AZ 85260
                                                          800-279-0859 Toll Free
                                                             480-889-1177 Office
                                                                480-889-1166 Fax
                                                               *1sourcetech.com*
________________________________________________________________________________

NEWS RELEASE                                    For Further Information Contact:
                                                           Michael Hirschey, CEO
                                                                  1-800-279-0859
                                                       mhirschey@1sourcetech.com

                                                        Rudy R. Miller, Chairman
FOR IMMEDIATE RELEASE                                           The Miller Group
---------------------                         Investor Relations for the Company
                                                                  1-800-655-5540
                                                         OSRC@themillergroup.net




       ONESOURCE TECHNOLOGIES, INC. SIGNS DEFINITIVE MERGER AGREEMENT WITH
                    FIRST FINANCIAL COMPUTER SERVICES, INC.

SCOTTSDALE, ARIZONA - June 17, 2004 -- OneSource Technologies, Inc. (OTCBB:
OSRC) announced today it has signed a definitive merger agreement with privately owned First Financial Computer Services, Inc. (FFCS) of Little Rock, Arkansas. FFCS is the premier, single-source provider of equipment sales, leasing and maintenance services to large, national customers in the financial services industry. The merger will significantly expand the geographic scope of OneSource's operations as well as the breadth of services that OneSource can offer it clients. Together the companies will serve clients with operations that spread across 41 states. FFCS recorded revenue of $11.8 million for year 2003.

Under the terms of the agreement, approved by the Board of Directors for each company, OneSource will acquire all of the outstanding shares of FFCS in a combination of cash, stock and promissory notes to the four shareholders of FFCS. At the closing of the transaction the combined companies will be headquartered in Scottsdale, Arizona. The transaction is currently anticipated to close during the third quarter of 2004 and is subject to customary closing conditions.

"We view this as a merger of equals where one plus one will yield more than two. Each company has a stellar reputation in the technology industry for delivering unique and cost effective maintenance services that are complimentary to each other," stated Michael Hirschey, chief executive officer of OneSource. "Merging resources enables OneSource to accelerate its national expansion in response to existing customer requests as well as extending its present service to more equipment types.

"We are excited to welcome the management and staff of FFCS to OneSource. Robert Thomason, Chairman of FFCS, will join the OneSource Board of Directors and serve as an advisor to the combined companies. Randy Thomason will serve as President of the company and Jon Thomason as Executive Vice President of Field Operations. We have great respect for the solid history of revenue growth, profitability and exceptional customer service developed at FFCS," added Hirschey.

Robert Thomason, Chairman of FFCS stated, "OneSource has an exceptional reputation in the industry for delivering unique maintenance solutions and we are delighted FFCS will become a part of OneSource with our management team and staff remaining in place. With the same successful team, we can assure our customers they will continue to receive the attention and quality care we have provided over the years. OneSource's public company status and its access to capital markets will enhance growth opportunities not previously available to us."

                                                                         more...
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OneSource Technologies, Inc. Signs Definitive Merger Agreement with
First Financial Computer Services, Inc.
June 17, 2004
Page 2


About OneSource
OneSource is engaged in two closely related and complementary lines of technology industry services and products: i) Equipment sales, integration and maintenance support services; and ii) high-quality compatible imaging supply products through the company's strategic partnership agreement with Micro Solutions Enterprises. OneSource is credited as the creator of the unique Flat-Rate Blanket Maintenance System, an innovative program that provides customers with a single source for office technology solutions. Visit us at www.1sourcetech.com.


About FFCS
FFCS is a leading proponent of "high-touch" customer care and preventative maintenance services with demonstrated technical expertise in areas such as check, remittance and lockbox processing and equipment refurbishment. FFCS is the only company in the country that supports new and used transaction processing hardware from all the major manufactures, e.g., Banctec-(R), IBM(R) , NCR(R), Unisys(R), Fujitsu, Sheartech, CheckTech and a division dedicated to IBM(R) 3890 support. Currently, FFCS's customers include nine of the twenty-one largest financial institutions in the United States and seventeen of the top 50 institutions in terms of total assets. Visit FFCS at www.ffcs.com.
                                                     ------------


         Product and company names mentioned herein are for identification purposes and may be trademarked or registered trademarks of their respective companies.

         Certain statements in this release may be "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of capital expenditures; projections of growth; hiring plans; plans for future operations; financing needs or plans; plans relating to the company's products and services; and assumptions relating to the foregoing.

         Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information.

         Some of the important factors that could cause the company's actual results to differ materially from those projected in forward-looking statements made by the company include, but are not limited to, the following: fluctuations in operating results, intense competition, past and future acquisitions, expanding operations into new markets, risk of business interruption, management of rapid growth, need for additional financing, changing customer demands, dependence on key personnel, sales and income tax uncertainty and increasing marketing, management, occupancy and other administrative costs.

         These factors are discussed in greater detail in the company's Annual Report on Form 10-KSB for the year ended December 31, 2003, as filed with the Securities and Exchange Commission.



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